Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-4 No. 333-161586) of Convergys Corporation,

(2)	Registration Statement (Form S-3 No. 333-150856) of Convergys Corporation,

(3)
Registration Statement (Form S-8 No. 333-165385) pertaining to Convergys Corporation Salary Stock Unit Award Agreement with an Employee, Restricted Stock Unit Award Agreement with an Employee, and Stand Alone Stock Option Award,

(4)	Registration Statement (Form S-8 No. 333-96735) pertaining to Convergys Corporation Executive Deferred Compensation Plan,

(5)	Registration Statement (Form S-8 No. 333-111209) pertaining to Convergys Corporation Employee Stock Purchase Plan,

(6)	Registration Statement (Form S-8 No. 333-96733) pertaining to Convergys Corporation Retirement and Savings Plan,

(7)	Registration Statement (Form S-8 No. 333-96729) pertaining to Convergys Corporation Deferred Compensation and Option Gain Deferral Plan for Non-Employee Directors,

(8)	Registration Statement (Form S-8 No. 333-96727) pertaining to Convergys Corporation 1998 Long Term Incentive Plan,

(9)	Registration Statement (Form S-8 No. 333-86137) pertaining to Convergys Corporation Canadian Employee Share Purchase Plan, and

(10)	Registration Statement (Form S-8 No. 333-66992) pertaining to Geneva Technology Limited Unapproved Share Option Scheme 1998 of Convergys Corporation;

of our reports dated February 22, 2012, with respect to the consolidated financial statements and schedule of Convergys Corporation and the effectiveness of internal control over financial reporting of Convergys Corporation included in this Annual Report (Form 10-K) of Convergys Corporation for the year ended December 31, 2011.

/s/ Ernst & Young LLP
Ernst & Young LLP
Cincinnati, Ohio
February 22, 2012